Exhibit 3.1

[EXECUTION VERSION]

CERTIFICATE OF INCORPORATION

OF
SENSEONICS HOLDINGS, INC.

The undersigned, a natural person (the “Sole Incorporator”) for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware,

DOES HEREBY CERTIFY:

1.                                      NAME

The name of this corporation is Senseonics Holdings, Inc. (the “Corporation”).

2.                                      REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at 1209 Orange Street, Wilmington, in the County of New Castle, Delaware 19801.  The registered agent of the Corporation at such address shall be The Corporation Trust Company.

3.                                      PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).  The Corporation shall have all power necessary or helpful to engage in such acts and activities.

4.                                      CAPITAL STOCK

4.1                               Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 250,000,000, all of which shall be Common Stock, all of one class, having a par value of $0.001 per share (“Common Stock”).

4.2                               Common Stock

4.2.1                     Relative Rights

Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

4.2.2                     Dividends

Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation (the “Board of Directors”).

4.2.3                     Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall become entitled to participate in the distribution of any assets of the Corporation.

4.2.4                     Voting Rights

Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

5.                                      BOARD OF DIRECTORS

5.1                               Election

Unless and except to the extent that the Bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

5.2                               Limitation of Liability

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the Delaware General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Section 5 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Section 5 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

6.                                      INDEMNIFICATION

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the Delaware General Corporation Law permits the

Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Section 6 shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

7.                                      AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law and except as otherwise provided in this Certificate of Incorporation, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation.

IN WITNESS WHEREOF, this Certificate of Incorporation is signed as of December 4, 2015 by the undersigned who affirms that the statements made herein are true and correct.

By:	/s/ Daniel Davis
Daniel Davis
Sole Incorporator